State of Delaware
Secretary of State
Division of Corporations
Delivered 11:40 AM 05/19/2010
FILED 11:37 AM 05/19/2010
SRV 100532681 - 4825264 FILE

CERTIFICATE OF FORMATION
OF
ERA CANADA LLC

FIRST: The name of the limited liability company is Era Canada LLC.

SECOND: The address of its registered office in the State of Delaware is 160 Greentree Drive, Suite 101 in the City of Dover, DE 199904, County of Kent. The name of its Registered Agent at such address is National Registered Agents, Inc.

THIRD: The purpose of the limited liability company shall be to engage in any lawful act or activity for which a limited liability company may be formed under the Limited Liability Company law of the State of Delaware.

FOURTH: The limited liability company shall have perpetual existence.

FIFTH: Management of the limited liability company is vested in the members in accordance with their ownership interests, unless this is varied by the operating agreement.

SIXTH: The name and mailing address of the person forming this limited liability company at the instruction of its initial members is as follows:

Susan K. Smith
2200 Eller Drive
PO Box 13038
Fort Lauderdale, FL 33316

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation on this 19th day of May, 2010.

By: Susan K. Smith
Susan K. Smith
Authorized Representative